EXHIBIT 16.1

Bagell, Josephs, Levine & Company, L.L.C.
200 Haddonfield Berlin Road, Ste. 402
Gibbsboro, New Jersey 08026-1239
(856) 346-2828 Fax: (856) 346-2882

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Gentlemen:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on February 13, 2006, to be filed by our former client, Foldera, Inc. (formerly Expert Systems, Inc.). We agree with the statements made in response to that Item insofar as they relate to our Firm

/s/ Bagell, Josephs, Levine & Company, L.L.C.

Bagell, Josephs, Levine & Company, L.L.C.
Gibbsboro, NJ 08026
October 31, 2006